Exhibit 99.1

Destination XL Group, Inc. Reports First Quarter Financial Results

First quarter sales decrease of 49.3%; Cash Flow in line with prior year’s first quarter as a result of liquidity preservation measures

CANTON, Mass., June 4, 2020 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's clothing, today reported operating results for the first quarter of fiscal 2020 and provided an update on actions taken in response to the COVID-19 pandemic.

Management’s Response to COVID-19

“We moved early and decisively over the past quarter to preserve our financial flexibility and to position the Company to withstand the impact of the COVID-19 pandemic on the consumer,” said Harvey Kanter, President and Chief Executive Officer.  “We have been communicating consistently and transparently with our employees, suppliers, landlords and banks and believe this direct and active communication has meaningfully enhanced the level of partnership and trust to support the plans we have in place to manage through the pandemic.  All of our stores closed on March 17, 2020 and we began re-opening gradually at the very end of April, on a store-by-store basis, as allowed by state and local authorities.  In addition, where permitted, we operated approximately 30 stores (while closed to the public) to assist with picking, packing and shipping e-commerce orders.

Kanter continued, “As of June 2, 2020, we now have approximately 201 stores open across the country and we expect all of our stores will reopen by the end of June.  With respect to the stores that have opened thus far, some stores are performing better than others, but overall comparable sales initially were down an average of 70-80% to last year, but performance has improved week-to-week and today we are seeing comparable sales down approximately 40% to last year.  We are also encouraged by our DXL.com business where year-to-date demand is trending up 30% over the prior year and up 70% to-date in the second quarter. Our Global Sourcing and Design team initially helped us pivot our distribution center’s tailoring and alterations team to make masks.  Our Global Sourcing teams’ expertise has now been extended even further, leveraging our growing Wholesale channel to now source and sell masks to Fortune 100 companies with nearly 2.5 million masks sold to date in the second quarter and 250,000 masks for sale on DXL.com. The distribution center has not only supported mask making, but continues to operate throughout the pandemic, which has allowed us to service our customers uninterrupted through our growing digital e-Commerce channels.”

Actions and measures taken in response to the pandemic:

•	Drew down $30.0 million of cash against our revolving credit facility on March 20th to preserve our access to cash.
•	Amended our credit facility on April 15th to improve our excess availability on both the revolver and FILO loan.

•	Furloughed entire store operations team and approximately 60% of corporate office employees. Eliminated 34 corporate positions permanently.
•	Instituted temporary salary reductions ranging from 10% - 20% for the management team.
•	Suspended Non-Employee Directors’ compensation for the second quarter.
•	Cancelled $148 million, at retail, in merchandise receipts for fiscal 2020.
•	Worked with vendors for extended payment terms.
•	Currently negotiating with store and corporate office landlords on rent abatements and deferments for April through July, due to the impact of shelter-in-place orders and store closures.
•	Eliminated capital improvement programs for all discretionary spend and non-essential expenditures.

Mr. Kanter continued, “At the end of the first quarter of fiscal 2020, we had a cash balance of $26.1 million, total debt of $96.5 million and remaining availability under our credit facility of $16.8 million. While we cannot estimate with certainty the length or severity of this pandemic, given our assumptions we have a plan and we believe we have sufficient liquidity to navigate the working capital needs to get to the other side and into 2021.”

First Quarter Financial Highlights

•	Total sales for the first quarter of $57.2 million, down 49.3% from $113.0 million in the prior-year first quarter.
•	Cash Flow from operations of ($16.8) million as compared to the prior year of ($16.5) million. Free Cash Flow was ($18.4) million as compared to ($20.2) million last year.
•	Impairment of asset charge of $16.3 million in the first quarter of fiscal 2020 related to right-of-use lease assets of $12.5 million and store fixed assets of $3.8 million.
•	Net loss for the first quarter was $(41.7) million as compared to a net loss of $(3.1) million in the prior year’s first quarter.
•	Adjusted EBITDA for the first quarter was $(18.9) million compared to $4.8 million in the prior-year quarter.
•	At May 2, 2020, cash balance of $26.1 million, total debt of $96.5 million and remaining availability under our credit facility of $16.8 million.

First Quarter Results

Sales

Total sales for the first quarter of fiscal 2020 decreased 49.3% to $57.2 million from $113.0 million in the first quarter of fiscal 2019 principally due to the closing of all of our store locations on March 17, 2020 in response to the COVID-19 pandemic. We have been highly promotional since our stores closed to encourage our customers to shop online and to mitigate a buildup of seasonal inventory.

The growth of our wholesale business continues to be a key initiative in fiscal 2020 led by our business with Amazon Essentials, which contributed $2.0 million dollars of sales in the first quarter.  As noted above, we also launched a new wholesale line of business for the design and sourcing of protective masks, with sales beginning in the second quarter of fiscal 2020.

Gross Margin

For the first quarter of fiscal 2020, our gross margin rate, inclusive of occupancy costs, was 23.1% as compared to a gross margin rate of 43.7% for the first quarter of fiscal 2019. Our gross margin rate declined 13.3% from the deleveraging in occupancy costs and a decrease of 7.3% in merchandise margins.  The decrease in merchandise margins reflects the increased promotional posture we took in the second half of the first quarter in response to COVID-19 as well as an increase in inventory reserves of $0.7 million.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the first quarter of fiscal 2019 were 56.1% as compared to 39.5% for the first quarter of fiscal 2019. On a dollar basis, SG&A decreased by $12.5 million, or 28%, as compared to the first quarter of fiscal 2019.  This decrease in expenses was primarily driven by furloughs of both our store associates and certain corporate associates as well as several measures taken to reduce operating expenses, including marketing, corporate payroll, and other discretionary spending.  As mentioned above, the majority of our field associates and approximately 60% of our corporate associates were furloughed shortly after we closed our stores.  Further, our senior management team each took a temporary reduction in salary of 20% with other members of our management team taking a reduction of 10-15%. Non-employee directors of our board of directors received their first quarter compensation, but in March 2020 announced the suspension of their second quarter of fiscal 2020 compensation.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Support Costs.  Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 25.7% of sales in the first quarter of fiscal 2020 as compared to 22.6% of sales in the first quarter of last year.  Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 30.4% of sales in the first quarter of fiscal 2020 compared to 16.9% of sales in the first quarter of last year.  While these percentages for the first quarter of fiscal 2020 are skewed by the loss of sales, we are continuing to assess and rationalize our entire SG&A cost structure as we start to reopen our stores. Given the changes to our business as a result of this pandemic, we have started to restructure various areas to ensure that we can operate most efficiently.  This included the elimination of approximately 34 positions in the first quarter of fiscal 2020 and the elimination of non-essential operating expenses.  Across both our corporate office and stores, we plan to bring back staff as we reopen and business comes back with a planned three-phased approach, but will look to optimize store hours and staffing models based on customer demand, and overall store payroll costs are expected to trend lower than historical levels.

Impairment of Assets

As a result of the impact of the COVID-19 pandemic on our results for first quarter of fiscal 2020 and the uncertainty surrounding its continuing impact, we completed an impairment assessment of our long-lived assets as of May 2, 2020.  Our recoverability analysis in the first quarter of 2020 included the impact of the COVID-19 pandemic on the operations of our stores and we used projections that were based on multiple probability-weighted scenarios, assuming that our stores will gradually open throughout the second quarter of fiscal 2020 but that consumer retail spending will remain substantially curtailed for a period of time.  As a result, we recorded an impairment charge of $16.3 million for the first quarter of fiscal 2020.  The impairment charge included approximately $12.5 million for the write-down of certain right-of-use assets, related to leases where the carrying value exceeded fair value, and $3.8 million for the write-down of property and equipment, related to stores where the carrying value exceeded fair value. There remains uncertainty regarding the impact of the COVID-19 pandemic on our future results of our operations, which could result in additional impairments.

Net Loss

For the first quarter of fiscal 2020, we had a net loss of $(41.7) million, or $(0.82) per diluted share, compared with a net loss of $(3.1) million, or $(0.06) per diluted share, for the first quarter of fiscal 2019.

On a non-GAAP basis, adjusting for the impairment of assets of $16.3 million in the first quarter of fiscal 2020 and CEO transition costs of $0.7 million in the first quarter of fiscal 2019, and a normalized tax rate of 26% for both periods, the adjusted net loss for the first quarter of fiscal 2020 was ($0.37) per diluted share, as compared to an adjusted net loss of ($0.04) per diluted share for the first quarter of fiscal 2019.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization and excluding CEO transition costs and impairment of assets, if any, (Adjusted EBITDA), a non-GAAP measure, for the first quarter of fiscal 2020 were $(18.9) million, compared to $4.8 million for the first quarter of fiscal 2019.

Cash Flow

Cash flow used for operations for the first quarter of fiscal 2020 was $(16.8) million as compared to $(16.5) million for the first quarter of fiscal 2019 and free cash flow was $(18.4) million for the first quarter of fiscal 2020 as compared to $(20.2) million for the first quarter of fiscal 2019.

Preserving liquidity was our primary financial goal this quarter.  In addition to amending our credit facility, we also entered into several short-term promissory notes with merchandise vendors and are proactively working with landlords on rent relief.  We have eliminated costs where possible and have reduced the majority of our capital spending, unless such spending is necessary to our immediate business needs.  Our capital expenditures for the first three months of fiscal 2020 were $1.6 million as compared to $3.7 million for the same period last year.

	For the three months ended
(in millions)	May 2, 2020	May 4, 2019
Cash flow from operating activities (GAAP basis)	$(16.8)	$(16.5)
Capital expenditures, infrastructure projects	(1.2)	(2.0)
Capital expenditures for DXL stores	(0.4)	(1.7)
Free Cash Flow (non-GAAP basis)	$(18.4)	$(20.2)

Non-GAAP Measures

Adjusted EBITDA, adjusted net loss, adjusted net loss per diluted share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

To provide financial flexibility in the near-term, in March 2020, we drew $30.0 million under our credit facility.  Then, in April 2020, we amended the credit facility, which among other things: increased our borrowing base by delaying the step-down in the FILO advance rate until December 2020; lowered the loan cap from 12.5% to 10.0% and, modified the agreement to allow the Company the ability to enter into promissory notes with merchandise vendors, up to an aggregate of $15.0 million.  Interest rates under the revolving facility and the FILO loan were increased by 150 basis points.

At the end of the first quarter of fiscal 2020, we had a cash balance of $26.1 million, total debt of $96.5 million and remaining availability under our credit facility of $16.8 million.

As of May 2, 2020, our inventory decreased approximately $4.0 million to $108.3 million, as compared to $112.3 million at May 4, 2019.  In early March, we began reacting to the pandemic with respect to inventory by ultimately cancelling during the quarter approximately $148 million, at retail, of open orders for fiscal 2020.  During the first quarter of fiscal 2020, through our direct business, we accelerated our promotional activity to sell through spring merchandise that had been slated for the stores. With respect to the remainder of fiscal 2020, we expect to be responsive to business changes but expect that our fall inventory buys will be below fiscal 2019 levels. Our objective is to maintain a healthy inventory, which will include narrowing our assortment while also continuing to manage clearance levels. At May 2, 2020, our clearance inventory represented 11.5% of our total inventory, as compared to 10.6% at May 4, 2019.

Retail Store Information

Total retail square footage has remained relatively constant since the end of fiscal 2017:

	Year End 2017		Year End 2018		Year End 2019		At May 2, 2020
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	212	1,665	216	1,684	228	1,729	228	1,729
DXL outlets	14	72	15	78	17	82	17	82
CMXL retail	78	268	66	221	50	164	50	164
CMXL outlets	33	103	30	91	28	85	26	79
Rochester Clothing	5	51	5	51	-	-	-	-
Total	342	2,159	332	2,125	323	2,060	321	2,054

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces. E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. With all of our stores closing mid-way through the first quarter of fiscal 2020 and consumer spending down, our e-commerce business played a vital role in enabling us to continue to operate and engage with our customers. For the first quarter of fiscal 2020, our direct sales increased to 41.4% of retail segment sales as compared to 21.6% for the first quarter of fiscal 2019.  Although we are planning to open our stores gradually during the second quarter of fiscal 2020, we expect that our direct business will continue to be a critical component of how we navigate through the next several months.

Conference Call

The Company will hold a conference call to review its financial results today, June 4, 2020 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (877) 930-1064. Please reference conference ID: 5158296. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted net loss, adjusted net loss per diluted share and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, net loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization and excluding CEO transition costs and any asset impairment charges) is useful to investors in evaluating its performance and is a key metric to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net loss is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges for costs associated with the CEO transition and asset impairment charges, if applicable, because it provides comparability of results without these charges.  Adjusted net loss provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth.  Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as in Toronto, Canada. In addition to DXL Big + Tall retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Casual Male XL retail and outlet stores, and an e-commerce site, DXL.com.  DXL.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol "DXLG."  For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s ability to withstand the impact of the COVID 19 pandemic on the Company’s business and results in fiscal 2020 and its ability to manage through the pandemic, including its efforts to restructure and reduce costs, manage inventory, negotiate rent concessions or rent relief from its landlords, and maintain sufficient liquidity. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2020, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the COVID-19 pandemic and its impact on the Company’s results of operations, the Company’s execution of its DXL strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended
	May 2, 2020	May 4, 2019
Sales	$57,227	$112,973
Cost of goods sold including occupancy	44,013	63,560
Gross profit	13,214	49,413

Expenses:
Selling, general and administrative	32,112	44,611
CEO transition costs	—	702
Impairment of assets	16,335	—
Depreciation and amortization	5,732	6,338
Total expenses	54,179	51,651

Operating loss	(40,965)	(2,238)

Interest expense, net	(741)	(864)

Loss before provision (benefit) for income taxes	(41,706)	(3,102)
Provision (benefit) for income taxes	20	(21)

Net loss	$(41,726)	$(3,081)

Net loss per share - basic and diluted	$(0.82)	$(0.06)

Weighted-average number of common shares outstanding:
Basic	50,758	49,602
Diluted	50,758	49,602

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
May 2, 2020, February 1, 2020 and May 4, 2019
(In thousands)
(unaudited)

	May 2,	February 1,	May 4,
	2020	2020	2019
ASSETS

Cash and cash equivalents	$26,147	$4,338	$6,783
Inventories	108,325	102,420	112,346
Other current assets	6,901	17,102	15,496
Property and equipment, net	69,645	78,279	89,477
Operating lease right-of-use assets	165,528	186,413	209,255
Intangible assets	1,150	1,150	1,150
Other assets	609	1,215	3,354
Total assets	$378,305	$390,917	$437,861

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$31,861	$31,763	$23,409
Accrued expenses and other liabilities	21,024	23,390	24,951
Operating leases	213,555	223,227	248,836
Long-term debt	14,827	14,813	14,771
Borrowings under credit facility	79,532	39,301	64,265
Stockholders' equity	17,506	58,423	61,629
Total liabilities and stockholders' equity	$378,305	$390,917	$437,861

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET LOSS

AND ADJUSTED NET LOSS PER DILUTED SHARE

(unaudited)

	For the three months ended
	May 2, 2020		May 4, 2019
	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss (GAAP basis)	$(41,726)	$(0.82)	$(3,081)	$(0.06)
Adjust:
CEO transition costs	-		702
Impairment of assets	16,335		-
Add back actual income tax provision (benefit)	20		(21)
Add income tax benefit, assuming a normal tax rate of 26%	6,596		624

Adjusted net loss (non-GAAP basis)	$(18,775)	$(0.37)	$(1,776)	$(0.04)

Weighted average number of common shares
outstanding on a diluted basis		50,758		49,602

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	For the three months ended
	May 2, 2020	May 4, 2019
(in millions)
Net loss (GAAP basis)	$(41.7)	$(3.1)
Add back:
CEO transition costs	-	0.7
Impairment of assets	16.3	-
Provision (benefit) for income taxes	-	-
Interest expense	0.7	0.9
Depreciation and amortization	5.7	6.3
Adjusted EBITDA (non-GAAP basis)	$(18.9)	$4.8

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the three months ended
(in millions)	May 2, 2020	May 4, 2019
Cash flow from operating activities (GAAP basis)	$(16.8)	$(16.5)
Capital expenditures, infrastructure projects	(1.2)	(2.0)
Capital expenditures for DXL stores	(0.4)	(1.7)
Free Cash Flow (non-GAAP basis)	$(18.4)	$(20.2)